Exhibit 10.4

Third Amendment to the Agreement

This Third Amendment to the Agreement (this Amendment) is entered into as of December 19, 2025 (the “Effective Date”), by and between T Bank, N.A., a national banking association (“T Bank”), and Cain Watters & Associates, LLC, a Texas limited liability company (“Cain Watters”).

[Recitals]

WHEREAS, T Bank and Cain Watters entered into that certain Agreement dated August 23, 2012, as amended by that certain letter dated May 14, 2015, and as further amended by that certain Second Amendment to the Agreement dated January 31, 2023 (as so amended, the “Agreement”).

WHEREAS, Tectonic Financial, Inc. (“TFI”), Tectonic Advisors, LLC (“Tectonic Advisors”), Cain Watters and the TA Continuing Shareholders (as defined in the Separation Agreement) have entered into that certain Separation Agreement and Plan of Distribution (the “Separation Agreement”), pursuant to which TFI will distribute the equity interests of Tectonic Advisors to the TA Continuing Shareholders (the “Distribution”).

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, T Bank and Cain Watters desire to amend the Agreement with such amendment expressly conditioned upon the occurrence of the Distribution.

NOW, THEREFORE, in consideration of the mutual covenants, representations and other valuable consideration contained herein, the parties agree as follows:

1. Defined Terms; Condition Precedent. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement or, if not defined therein, in the Separation Agreement. This Amendment shall become effective only upon the consummation of the Distribution. If the Distribution does not occur, this Amendment shall be void and of no force or effect.

2. Amendment to Section 8.01 (Term). Section 8.01 of the Agreement is amended and restated in its entirety as follows:

Section 8.01. Term. The term of this Agreement shall continue through the date that is five (5) years after the anniversary date of the Distribution, unless earlier terminated pursuant to Section 8.02. Thereafter, the Agreement shall automatically renew for successive one-year terms unless, at least one hundred eighty (180) calendar days prior to the expiration of the then-current term, either party provides written notice of non-renewal.

3. Elimination of Section 8.02(d). Section 8.02(d) of the Agreement, which provides for termination of the Agreement upon the termination of the Investment Advisory Agreement between T Bank and Tectonic Advisors, LLC, is hereby deleted in its entirety. From and after the effectiveness of this Amendment, termination of the Investment Advisory Agreement shall not constitute a termination event under Section 8.02 of the Agreement, and the remaining subsections of Section 8.02 shall be renumbered accordingly.

4. Expansion of Non-Interference Protections. A paragraph is added to the end of Section 5.04 of the Agreement as follows:

“For purposes of this Section 5.04, with respect to the business relations between T Bank and the Clients, the term “Clients” shall mean: (a) trust clients of T Bank, (b) clients of the Nolan Company division of T Bank, and (c) clients of T Bank’s recordkeeping division (collectively, the “Protected Divisions”). T Bank may, in its sole discretion, reorganize any number or all of the Protected Divisions into one or more wholly owned subsidiaries of TFI (whether as a division or organized as a limited liability company), and in such event, the restrictions in this Section 5.04 shall automatically extend to, and be enforceable by, such subsidiary or subsidiaries as express third-party beneficiaries.”

5. Access to Performance Reporting. A new Section 5.06 is added to the Agreement as follows:

Section 5.06. Continued Access. For so long as this Agreement remains in effect, including any renewal terms, Cain Watters or Tectonic Advisors shall provide T Bank continued access to the following systems, tools, and support resources, solely for the purpose of enabling T Bank to provide trust, recordkeeping, client service, and related administrative services to Cain Watters and its clients. All access shall be maintained at the same settings, levels, permissions, functionalities, and user capabilities historically provided to T Bank and Tectonic Financial, Inc., unless otherwise agreed in writing. The access provided under this Section 5.06 shall be subject to the parameters set forth on Exhibit A to this Amendment, and shall automatically terminate upon the expiration or earlier termination of the Agreement.

(a) The portfolio management and performance reporting system (currently Orion), including related reporting tools, interfaces, integrations, and associated environments.

(b) The CWA Connect platform, for access to Cain Watters planning team rosters, the CWA Shared Calendar, administrative resources, and general information regarding staffing changes at Cain Watters.

(c) The platform currently known as the Tectonic Planner Portal, including future platforms designed to replace the Tectonic Planner Portal providing similar functions, including historical user access for onboarding, document exchange, client communication, and operational workflows.

(d) Cain Watters CRM, currently on their Zoho platform, to access accurate client information for onboarding of mutual clients.

(e) The tax preparation software utilized by Cain Watters (currently CCH), whether through direct credentials or through services performed or facilitated by Cain Watters personnel, consistent with historical practice.

(f) Trust administration support and client service continuity resources historically provided by Cain Watters to T Bank in connection with onboarding, recordkeeping, reporting, and related support functions.

In addition to the addition of Section 5.06, Exhibit A, attached hereto, is added to this Agreement.

6. Continuing Effect of the Agreement. Except as expressly modified by this Amendment, all other provisions of the Agreement remain in full force and effect and shall apply to this Amendment. From and after the effectiveness of this Amendment, any reference to the Agreement shall mean the Agreement as amended hereby.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict-of-law principles.

8. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one agreement. Electronic signatures shall be deemed effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Third Amendment to the Agreement as of the Effective Date.

T Bank, N.A.

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chief Executive Officer

Cain Watters & Associates, LLC

By:	/s/ Daniel C. Wicker
Name:	Daniel C. Wicker
Title:	President

[Signature Page to Third Amendment to the Agreement]

JOINDER AGREEMENT AND CONSENT

The undersigned, Tectonic Advisors, LLC (“Tectonic Advisors”), hereby acknowledges and agrees that, solely with respect to Section 5.06 (Continued Access) of the Agreement by and between T Bank, N.A., a national banking association, and Cain Watters & Associates, LLC, a Texas limited liability company, dated August 23, 2012, as amended (the “Agreement”), Tectonic Advisors shall comply with the obligations applicable to it for such limited purpose.

Except solely as expressly provided above, nothing in this Joinder shall be deemed to (i) make Tectonic Advisors a party to the Agreement, (ii) impose upon Tectonic Advisors any obligations under the Agreement other than those specified herein, (iii) confer upon Tectonic Advisors any rights under the Agreement or (iv) amend any agreement to which Tectonic Advisors is a party.

Executed as of December 19, 2025.

Tectonic Advisors, LLC

By:	/s/ Michelle Baird
Name:	Michelle Baird
Title:	Manager and Chief Financial Officer

[Signature Page to Joinder Agreement and Consent]